Exhibit 99.1

September 12, 2022

Steve Bixler To Become Rite Aid’s Next Senior Vice President and Chief Accounting Officer

Bixler to replace Senior Vice President and Chief Accounting Officer Brian Hoover

who is retiring on Jan. 13, 2023

PHILADELPHIA, Pa. – Rite Aid (NYSE: RAD) today announced that Steve Bixler, vice president of financial accounting, will become the new chief accounting officer effective Jan. 13, 2023, following the retirement of Brian Hoover who has served in the role for the last three years during his 27 years with Rite Aid.

Bixler will report to Chief Financial Officer Matt Schroeder.

“We look forward to a seamless transition and the leadership Steve will bring as we continue our journey toward a modern full-service pharmacy company,” Schroeder said. “We are grateful for Brian’s many years of service and dedication to our company and wish him a well-deserved retirement.”

Bixler has served in accounting roles at Rite Aid for the last 21 years and was promoted to his current role as vice president in 2020. Steve joined Rite Aid as an inventory specialist immediately after earning his bachelor’s degree from Juniata College in Huntingdon, Pa., in 2001.

About Rite Aid Corporation

Rite Aid is a full-service pharmacy that improves health outcomes. Rite Aid is defining the modern pharmacy by meeting customer needs with a wide range of vehicles that offer convenience, including retail and delivery pharmacy, as well as services offered through our wholly owned subsidiaries, Elixir, Bartell Drugs and Health Dialog. Elixir, Rite Aid’s pharmacy benefits and services company, consists of accredited mail and specialty pharmacies, prescription discount programs and an industry leading adjudication platform to offer superior member experience and cost savings. Health Dialog provides healthcare coaching and disease management services via live online and phone health services. Regional chain Bartell Drugs has supported the health and wellness needs in the Seattle area for more than 130 years. Rite Aid employs more than 6,400 pharmacists and operates more than 2,350 retail pharmacy locations across 17 states. For more information, visit www.riteaid.com.

MEDIA:

Terri Hickey

717-975-5718

Press@RiteAid.com